Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 14, 2009, with respect to the consolidated financial statements of Team Health Holdings, Inc. in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-162347) and related Prospectus of Team Health Holdings, Inc. dated December 14, 2009.

/s/ Ernst & Young LLP

Nashville, Tennessee

December 14, 2009